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                                                                     EXHIBIT 99

                                                                   NEWS RELEASE

                  [THE SIRENA APPAREL GROUP, INC. LETTERHEAD]


                                           Contact:  Douglas Arbetman
                                                     President and CEO

                                                     Henry R. Mandell
                                                     Executive Vice President &
                                                     Chief Financial Officer
                                                     (818) 442-6680

FOR IMMEDIATE RELEASE

                                                     James K. White
                                                     Kehoe, White, Savage & Co.
                                                     (310) 437-0655


                LIZ CLAIBORNE, INC. REACHES AGREEMENT TO LICENSE
                     SWIMWEAR WITH THE SIRENA APPAREL GROUP

        LOS ANGELES, CALIFORNIA, NOVEMBER 20, 1996--Liz Claiborne, Inc. (NYSE:
LIZ) announced today that it has reached an agreement in principle with The Sirena Apparel Group (NASDAQ: SIRENA) to license a new swimwear business, under the Company's Liz Claiborne and Elisabeth labels. The Cruise '98 collections will be launched to the trade at the June, 1997 market.

        Paul R. Charron, Chairman and Chief Executive Officer of Liz Claiborne, Inc. said "We are very excited to be entering this category with The Sirena Apparel Group. Both of our companies are dedicated to quality product and to exciting marketing initiatives. Together we will make a real difference in missy and large-size fashion swimwear."

        "We are pleased to be working with one of the most important names in women's apparel," added Douglas Arbetman, President and Chief Executive Officer of The Sirena Apparel Group. "Liz Claiborne and Elisabeth Swimwear will make the consumer's shopping experience in this category a more rewarding one. Both our retail partners and consumers will benefit from the combination of Liz Claiborne's focus on design innovation, fit and quality, and The Sirena Apparel Group's swimwear and merchandising expertise."

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